Exhibit 3.2

CERTIFICATE OF CORRECTION OF THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

ANEBULO PHARMACEUTICALS, INC.

Anebulo Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1. The name of the Company is Anebulo Pharmaceuticals, Inc.

2. A Second Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on May 4, 2021 (the “Restated Certificate of Incorporation”) and said Restated Certificate of Incorporation requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Restated Certificate of Incorporation to be corrected is that it inadvertently omitted language effecting a 6-for-1 stock split approved by the Board of Directors of the Company on April 23, 2021 and the stockholders of the Company on April 23, 2021 and intended to have been effective upon the filing of the Restated Certificate of Incorporation.

4. The Restated Certificate of Incorporation is corrected by inserting the following at the end of Section 4.1 thereof:

“Upon this Certificate of Incorporation of the Corporation becoming effective pursuant to the DGCL (the “Effective Time”), each share of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time, will be automatically subdivided as and split into six (6) shares of Common Stock, par value $0.001 per share, of the Corporation. Stock certificates that prior to the Effective Time represented shares of Common Stock shall, from and after the Effective Time, represent the number of shares of Common Stock into which the shares of Common Stock previously represented by such certificate were subdivided and split pursuant hereto, until presented for transfer or exchange.”

5. All other provisions of the Restated Certificate of Incorporation remain unchanged.

IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be executed as of the 8th day of September, 2022.

ANEBULO PHARMACEUTICALS, INC.

By:	/s/ Rex Merchant
Name:	Rex Merchant
Title:	Secretary